Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Issuers:

Newmont Corporation

Newcrest Finance Pty Limited

Guarantor:

Newmont USA Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(2)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $1.60 per share(1)	Rule 456(b) and 457(r)	(3)	(3)	(3)	(3)	(2)
Fees to Be Paid	Equity	Preferred Stock, par value $5.00 per share(1)	Rule 456(b) and 457(r)	(3)	(3)	(3)	(3)	(2)
Fees to Be Paid	Other	Depositary Shares(1)(5)	Rule 456(b) and 457(r)	(3)	(3)	(3)	(3)	(2)
Fees to Be Paid	Debt	Debt Securities(1)	Rule 456(b) and 457(r)	(3)	(3)	(3)	(3)	(2)
Fees to Be Paid	Other	Warrants(1)	Rule 456(b) and 457(r)	(3)	(3)	(3)	(3)	(2)
Fees to Be Paid	Other	Units(1)	Rule 456(b) and 457(r)	(3)	(3)	(3)	(3)	(2)
Fees to Be Paid	Other	Guarantees of Debt Securities(4)	Rule 456(b) and 457(r)	(3)	(3)	(3)	(3)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					-			-	-	-	-
	Total Fees Previously Paid					-
	Total Fee Offsets					-
	Net Fee Due					-

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), to defer payment of all of the registration fees. The Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of debt securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(3)	An indeterminate number or amount of common stock, preferred stock, depositary shares, debt securities, guarantees of debt securities and warrants is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. This Registration Statement also includes an indeterminate amount of common stock, preferred stock and debt securities as may be resold from time to time upon exercise of warrants or conversion of convertible securities being registered hereunder or represented by depositary shares, as applicable.
(4)	No separate consideration will be received for any guarantee of debt securities. Accordingly, pursuant to Rule 457(n) of the Securities Act, no separate filing fee is required.
(5)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional interest in shares of preferred stock registered hereunder and will be evidenced by a depositary receipt.